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                                                                  Exhibit 2.03

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                       STOCK AND ASSET PURCHASE AGREEMENT

                            Dated September 23, 1998

                                 By and Between

                                COLORSMART, INC.

                                       and

                          ADVERTISING THAT WORKS, INC.

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

                                TABLE OF CONTENTS

INTRODUCTION                                                                   7

RECITALS                                                                       7

ARTICLE I.                                                                     7

      1.01  Sale and Transfer of ATW Stock                                     7
      1.02  Consideration at Closing                                           7

ARTICLE II. CLOSING                                                            8

      2.01  Closing Date                                                       8
      2.02  Delivery                                                           8

ARTICLE III. REPRESENTATIONS AND WARRANTIES
      OF SHAREHOLDER                                                           8

      3.01 Title to Shares                                                     8
      3.02 Authorization                                                       8

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF ATW
      AND SHAREHOLDER                                                          9

      4.01  Organization                                                       9
      4.02  Capitalization                                                     9
      4.03  ATW Subsidiaries                                                   9
      4.04  Validity of Agreement                                              9
      4.05  ATW Financial Statements                                          10
      4.06  Events Since Date of ATW Balance Sheet                            10
      4.07  Properties                                                        12
      4.08  Accounts Receivable                                               12
      4.09  Taxes                                                             12
      4.10  Compensation                                                      12
      4.11  Compliance with Law                                               13
      4.12  Litigation                                                        13
      4.13  Contracts                                                         13
      4.14  Real Property                                                     14
      4.15  Proprietary Rights                                                14
      4.16  Toxic Wastes; Employee Safety, etc                                15
      4.17  Insurance                                                         15
      4.18  Bank Accounts                                                     15
      4.19  No Conflict                                                       15
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      4.20  No Default                                                        16
      4.21  Certain Advances                                                  17
      4.22  Related Parties                                                   17
      4.23  Copies of Certain Documents                                       17
      4.24  Underlying Documents                                              17
      4.25  Disclosure                                                        17
      4.26  Effect of Agreement                                               17
      4.27  Indemnification of ColorSmart                                     17

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF COLORSMART                       17

      5.01  Organization                                                      17
      5.02  Validity of Agreement                                             17
      5.03  Effect of Agreement                                               18
      5.04  Indemnification of ATW and
              the Shareholder                                                 18

ARTICLE VI. ACCESS TO INFORMATION; CONFIDENTIALITY                            19

      6.01  Access                                                            19
      6.02  Confidentiality                                                   19

ARTICLE VII. COVENANTS OF ATW AND THE SHAREHOLDER                             20

      7.01  Conduct of Business                                               20
      7.02  Notice of Certain Adverse Changes, Defaults or Claims             20
      7.03  Actions Requiring Consent                                         20
      7.04  Implementation of Representations and Warranties                  20
      7.05  Communications                                                    20
      7.06  Other Negotiations                                                20
      7.07  Cooperation                                                       21
      7.08  Facilitation of Public Offering                                   21

ARTICLE VIII. COVENANTS OF COLORSMART                                         21

      8.01  Implementation of Representations and Warranties                  21
      8.02  Communications                                                    22
      8.03  Registration of ColorSmart Stock                                  22
      8.04  Additional SEC Documents                                          22

ARTICLE IX. SECURITIES LAW MATTERS                                            22

      9.01  Securities Act Exemptions                                         22
      9.02  Stock Restrictions                                                22
      9.03  Representations of ColorSmart                                     22
      9.05  Legend Restrictions                                               23
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ARTICLE X. CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDER                       23

      10.01 Accuracy of Representations and Warranties                        23
      10.02 Fulfillment of Covenants                                          23
      10.03 Approval of Sale                                                  23
      10.04 No Litigation                                                     23

ARTICLE XI. CONDITIONS TO OBLIGATIONS OF COLORSMART                           24

      11.01 Accuracy of Representations and Warranties                        24
      11.02 Fulfillment of Covenants                                          24
      11.03 Approval of Sale                                                  24
      11.04 Consents Obtained                                                 24
      11.05 No Litigation                                                     24
      11.06 Accountant's Review                                               24
      11.07 Accounting Treatment                                              25
      11.08 ColorSmart Review                                                 25
      11.09 Resignation of Directors                                          25
      11.10 Sale of ATW Stock                                                 25

ARTICLE XII. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
      COVENANTS                                                               25

ARTICLE XIII. PAYMENT OF EXPENSES                                             25

      13.01 Expenses                                                          25
      13.02 Brokers                                                           26

ARTICLE XIV. GENERAL PROVISIONS                                               26

      14.01 Notices                                                           27
      14.02 Heading                                                           27
      14.03 Counterparts                                                      27
      14.04 Assignment                                                        27
      14.05 Waiver                                                            27
      14.06 Entire Agreement                                                  27
      14.07 Good Faith                                                        27
      14.08 Applicable Law                                                    27
      14.09 Severability                                                      27

SCHEDULE OF EXHIBITS                                                          29

                       STOCK AND ASSET PURCHASE AGREEMENT

      THIS STOCK AND ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 23rd day of September, 1998, by and between ColorSmart, Inc., a Tennessee corporation ("ColorSmart") and Advertising That Works, Inc., a Georgia corporation ("ATW"); and the sole shareholder of ATW, Chris England (the "Shareholder").

                                    RECITALS:

      A. The Shareholder is the holder of one-hundred percent (100%) of the outstanding voting stock of ATW (the "ATW Stock") and the owner in fee simple title of certain real property upon which the ATW business is currently conducted ("ATW Real Estate");

      B. ColorSmart desires to purchase from the Shareholder, and the Shareholder desires to sell to ColorSmart, all of the outstanding ATW Stock owned by Shareholder and the ATW Reel Estate, in exchange for the consideration described herein.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

                                   ARTICLE I.

      1.01 Sale and Transfer of ATW Stock and ATW Real Estate. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) the Shareholder agrees to sell, and ColorSmart agrees to purchase, all of the shares of ATW Stock owned by the Shareholder, and Shareholder agrees to convey by sufficient warranty deed to ColorSmart, all right, title, ownership, and interest in and to the ATW Real Estate, free and clear of any liens or encumbrances.

      1.02 Consideration. As payment for the ATW Stock, ColorSmart shall deliver at closing as hereinafter defined, to the Shareholder by certified bank check or wire transfer, the sum of $1,500,000.00 ("Purchase Price"). The Purchase Price shall be allocated such that $1,000,000 shall be allocated to the ATW Stock and $500,000 shall be allocated to the ATW Real Estate.

                                   ARTICLE II.

                                     CLOSING

      2.01 Closing Date. The closing of the purchase and sale of the ATW Stock and ATW Real Estate hereunder (the "Closing") shall be held at the offices of ATW at 1:00 p.m. on November 30, 1998, or at such other time and place upon which ColorSmart and ATW may agree in writing (the "Closing Date"); provided, however, that any agreement postponing the Closing Date beyond November 30, 1998 shall also require the consent of all the parties hereto.

      2.02 Delivery. At the Closing, the Shareholder shall deliver to ColorSmart a stock certificate or certificates, duly endorsed with signatures guaranteed, representing the shares of ATW Stock to be purchased from such Shareholder and totaling an aggregate of five-hundred (500) shares, duly endorsed with appropriate signature guarantees for transfer. In addition at Closing, the Shareholder shall deliver to ColorSmart a warranty deed in form and substance satisfactory to counsel for the parties hereto, sufficient to convey fee simple title to the ATW Real Estate to ColorSmart, free and clear of any liens or encumbrances. Upon receipt of the stock certificate or stock certificates referenced in the preceding sentence, and all other conditions to Closing are satisfied, ColorSmart shall cause to be delivered to the Shareholder the Purchase Price.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

      The Shareholder represents and warrants to ColorSmart as set forth below that:

      3.01 Title to ATW Stock and ATW Real Estate. Shareholder is the owner, beneficially and of record, of all of the outstanding shares of capital stock issued by ATW and to be sold by such Shareholder hereunder, free and clear of any liens, encumbrances, security agreements, options, claims, charges or restrictions of any nature whatsoever. Further, that such Shareholder shall cause his shares to be voted in favor of the consummation of the transactions contemplated by this Agreement, at any meeting of such Shareholder which may be required hereunder. Shareholder is also the record title holder to all right, title, and interest to the ATW Real Estate to be sold by such Shareholder hereunder, free and clear of any liens, encumbrances.

      3.02 Authorization. Such Shareholder has the full power and authority to execute and deliver this Agreement and to execute and deliver any and all other collateral agreements hereto and which are referred to as a part hereof. This Agreement constitutes the valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors' rights generally and by principles of equity.

                                   ARTICLE IV.

                     JOINT REPRESENTATIONS AND WARRANTIES OF
                             ATW AND THE SHAREHOLDER

      Subject to and except for the information which is set forth in a list of exceptions, identified by the Section in this Article to which they pertain, and contained in a schedule delivered to ColorSmart prior to the execution of this Agreement and signed for identification on behalf of ColorSmart and ATW (the "ATW Schedule"), ATW and the Shareholder jointly and severally represent and warrant to ColorSmart that:

      4.01 Organization. ATW is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has full corporate power and authority to carry on its business as it is now being conducted. ATW is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or properties make such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on ATW.

      4.02 Capitalization. The authorized capital stock of ATW consists of ___________ shares of Common Stock all of which is issued and outstanding. All such outstanding shares have been duly authorized, are validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, ATW's Articles of Incorporation or Bylaws or any agreement to which ATW is a party or by which it is bound. All such outstanding shares have been issued in accordance with all applicable state and federal securities laws. Except as set forth herein, there are no options, warrants, calls, rights, commitments or agreements of any character to which ATW is a party or by which it is bound obligating ATW to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating ATW to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

      4.03 ATW Subsidiaries. ATW owns no shares of capital stock directly or indirectly, of any other corporation, partnership or joint venture interest.

      4.04 Validity of Agreement. ATW has corporate power and authority to execute and deliver this Agreement. This Agreement constitutes the valid and binding obligation of ATW, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors' rights generally and by principles of equity. The execution and delivery of this Agreement by ATW, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action, and such execution and delivery do not require the consent, approval or authorization of any person, public authority or other entity.

      4.05 ATW Financial Statements. ATW has furnished to ColorSmart true and correct copies of its unaudited statements of operations, statements of shareholders' equity and statements of changes in financial condition for its fiscal year ended December 31, 1997, and for the interim period from January 1, 1998 to June 30, 1998, and ATW's unaudited balance sheets as of the end of such fiscal period (the balance sheet as of December 31, 1997, and as of June 30, 1998, hereinafter referred to as the "ATW Balance Sheets", and all such financial statements, together with the notes thereto, being hereinafter referred to collectively as the "ATW Financials"). All of the ATW Financials:
(i) are in accordance with ATW's books and records; (ii) present fairly the financial position of ATW and the results of its operations as of the respective dates and for the periods indicated thereon (subject to normal adjustments); and
(iii) have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis. At the date of the ATW Balance Sheets, ATW had no material liabilities or obligations, fixed, contingent or otherwise, not set forth on or reserved against in the ATW Financials, or the accompanying notes thereto, or in the ATW Schedule. For purposes of this Agreement, "materiality" shall mean amounts in excess of $10,000 either individually or in the aggregate.

      4.06 Events Since Date of ATW Balance Sheets. Since the date of the ATW Balance Sheet, except as otherwise contemplated by this Agreement, and except as described in the ATW Schedule, ATW has conducted its business only in the ordinary and usual course and, without: (i) limiting the generality of the foregoing:

      (a) ATW has not sustained any damage, destruction or loss by reason of fire, explosion, earthquake, casualty, labor trouble, requisition or taking of property by any government or agency thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of contracts, governmental restriction or regulation, other calamity, or other similar or dissimilar event (whether or not covered by insurance) materially and adversely affecting the condition (financial or otherwise), business, net worth, assets, properties or operations of ATW taken as a whole.

      (b) There have been no changes in the condition (financial or otherwise), business, net worth, assets, properties, operations, obligations or liabilities (fixed or contingent) of ATW which, in the aggregate, have had or may be reasonably expected to have (whether before or after the Closing Date) a materially adverse effect on the condition (financial or otherwise), business, net, worth, assets, properties or operations of ATW as a whole.

      (c) ATW has not issued, or authorized for issuance, any equity security, bond, note or other security or granted, or entered into, any commitment or obligation to issue or sell any such equity security, bond, note or other security, whether pursuant to offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights or otherwise.

      (d) ATW has not incurred additional debt for borrowed money, nor incurred any obligation or liability (fixed, contingent or otherwise) except in the ordinary and usual course of business.

      (e) ATW has not declared or made any dividend, payment or other distribution on or with respect to any share of its capital stock.

      (f) ATW has not purchased, redeemed or otherwise acquired or committed itself to acquire for a consideration, directly or indirectly, any share or shares of its capital stock.

      (g) ATW has not mortgaged, pledged, otherwise encumbered or subjected to lien any of its assets or properties, tangible or intangible, nor committed itself to do any of the foregoing, except for liens for current taxes which are not yet due and payable and purchase money liens arising out of the purchase or sale of products or services made in the ordinary and usual course of business.

      (h) ATW has not disposed of, or agreed to dispose of, any asset or property, tangible or intangible, except in the ordinary and usual course of business, and in each case for a consideration at least equal to the fair value of such asset or property, nor leased or licensed to others (including officers and directors), or agreed to lease or license, any asset or property.

      (i) ATW has not purchased or agreed to purchase or otherwise acquire any debt or equity securities of any corporation, partnership, joint venture, firm or other entity.

      (j) ATW has not entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business and not involving an amount in any case in excess of $10,000 nor waived any right of substantial value or cancelled any debt or claim or voluntarily suffered any extraordinary loss.

      (k) ATW has not sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any Proprietary Right (as defined in Section 4.15).

      (l) ATW has not effected or agreed to any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement.

      (m) ATW has not effected or agreed to effect any change in its directors or executive management.

      (n) ATW has not effected or committed itself to effect any amendment or modification to its Articles of Incorporation or Bylaws.

      4.07 Properties. The ATW Balance Sheets reflects all of the assets and properties, real and personal, used by ATW in its business or otherwise held by it, except for: (i) property acquired or disposed of in the ordinary and usual course of business since the date of such balance sheet; and (ii) property not required under generally accepted accounting principles to be reflected thereon; and (iii) the ATW Real Estate. Except as set forth in the ATW Schedule, ATW has good and marketable title to all assets and properties listed on the ATW Balance Sheet and thereafter acquired, free and clear of any imperfections of title, lien, claim, encumbrance, restriction, charge or equity of any nature whatsoever, except for the lien of current taxes not yet due and payable. All of the fixed assets and properties listed on the ATW Balance Sheet and thereafter acquired are in good operating condition and are free from any material defect. Attached hereto and made a part hereof as Exhibit 4.07 is a full and complete legal description of the ATW Real Estate.

      4.08 Accounts Receivable. All of the accounts receivable of ATW shown on the ATW Balance Sheet or thereafter acquired arose and are collectible in the ordinary and usual course of ATW's business, except that the value of any account receivable the collection of which is doubtful or which is subject to a defense or set-off has been written down to an amount not in excess of realizable market value or adequate reserves or allowances therefor have been provided. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of ATW, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis.

      4.09 Taxes. ATW has duly filed with the appropriate United States, state, local and foreign governmental agencies, all tax returns and reports required to be filed and has paid or accrued in full all taxes, interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any taxing authority. The ATW Balance Sheet includes adequate provision for all such taxes, interest, penalties, assessments or deficiencies, if any, through the date indicated thereon. ATW has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any taxes. ATW is not a party to any pending action or proceeding, nor, to the best of its knowledge, is any such action or proceeding threatened by any governmental authority for the assessment or collection of taxes, interest, penalties, assessments or deficiencies, and no claim for assessment or collection of taxes, interest, penalties, assessments or deficiencies has been asserted against it. No issue has been raised by any federal, state, local, or foreign taxing authority in connection with an audit or examination of ATW's tax returns, business or properties which has not been settled or resolved.

      4.10 Compensation. The ATW Schedule contains a full and complete list of all persons who served as directors, officers, employees or consultants of ATW at June 30, 1998, specifying their names and job designations, the annual compensation paid or payable to such persons and the basis of such compensation, whether fixed or commission or a combination thereof Except as otherwise disclosed in the ATW Schedule, since June 30, 1998, there his been no material change in compensation, by means of wages, salaries, bonuses, gratuities or otherwise, to any such director, officer, employee or consultant of ATW.

      4.11 Compliance with Law. Except for possible minor exceptions, the curing or non-curing of which would not have a material effect on the condition (financial or otherwise), business, net worth, assets, properties, or operations of ATW taken as a whole, the business of ATW has been conducted in accordance with all applicable laws, regulations, orders and other requirements of governmental authorities, including, without limiting the generality of the foregoing, all laws, regulations and orders relating to employment practices and procedures and the health and safety of employees. ATW has not received any notice of alleged violations of any of the foregoing.

      4.12 Litigation. Except as set forth in the ATW Schedule, there is no claim, dispute, action, proceeding, suit, appeal or investigation, at law or in equity, pending against ATW or involving any of its business or properties, before any court, agency, authority, arbitration panel or other tribunal, and, to the best knowledge of ATW and the Shareholder, none has been threatened. To the best knowledge of ATW and the Shareholder, there are no facts which, if known to shareholders, customers, governmental authorities or other persons, would result in any such claim, dispute, action, proceeding, suit, appeal or investigation which would have a material adverse effect on the condition (financial or otherwise), business, net worth, assets, properties or operations of ATW taken as a whole. Except as set forth in the ATW Schedule, ATW is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, or in default with respect to any notice, order, writ, injunction or decree.

      4.13 Contracts. The ATW Schedule contains a full and complete list (subject in the case of clause (i) below to the dollar amount indicated therein) of each partially or totally executory contract or agreement to which ATW is a party, or by which it is bound in any respect, including, without limitation, any and all: (i) contracts or agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, research and development, supplies, studies, or capital assets, or for the performance of services, in any case involving more than $10,000, except that such limitation as to dollar amount shall not apply as to any contracts or agreements covered by Section 4.22; (ii) contracts or agreements for the joint performance of work or services, and all other joint venture or teaming agreements, (iii) management or employment contracts, consulting contracts, collective bargaining contracts or termination and severance agreements; (iv) notes, mortgages, deeds of trues, loan agreements, security agreements, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness; (v) pension, retirement, profit sharing, deferred compensation, bonus, incentive, life insurance, hospitalization, or other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plan or arrangement);
(vi) stock option, stock
purchase, warrant, repurchase or other contracts or agreements relating to any shares of capital stock; (vii) contracts or agreements with agents, brokers, consignees, sales representatives or distributors; (viii) contracts or agreements with any director, officer, employee, consultant or shareholder; (ix) powers of attorney or similar authorizations granted to third parties; and (x) licenses, sublicenses, royalty agreements, and other contracts or agreements to which ATW is a party, or otherwise subject, relating to technical assistance or to Proprietary Rights (as defined in Section 4.15). ATW is not a party to, nor bound by, any contract or agreement which: (A) ATW can reasonably foresee will result in any material loss upon the performance thereof (including any material liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential, or down time charges); and (B) is not reflected or adequately reserved against on the ATW Balance Sheets. No party has raised any claim, dispute or controversy or withheld payments from ATW with respect to any of its contracts nor has ATW received notice or warning of alleged nonperformance, delay in delivery or other noncompliance with respect to the obligations of ATW under any of its contracts, nor are there any facts which exist indicating that any of such contracts may be totally or partially terminated or suspended by the other party thereto. ATW has not entered into any contract or agreement containing covenants limiting its right to compete in any business with any person. As used in this Agreement, the terms "contract" and "agreement" mean and include every contract, agreement and commitment whether written or oral.

      4.14 Real Property. The ATW Schedule contains a full and complete list of all real property leased by ATW. All such property is held under valid and enforceable leases, copies of which have been delivered to ColorSmart and as to which neither party to the lease is in material default ATW does not own any real property in fee simple. To the best knowledge of ATW, the operations of ATW on any of such real property, nor any improvement thereon, violate any applicable building code, zoning requirement, or pollution control ordinance or any other regulation or statute applicable to such real property.

      4.15 Proprietary Rights. The ATW Schedule contains a full and complete list of all trademarks, trade names, service marks, and copyrights, or applications therefor, owned or used by ATW. ATW owns, or possesses adequate licenses or other rights to use, all trademarks, trademark applications, service marks, trade names, copyrights, inventions, drawings, computer software, designs, trade secrets, customer lists, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights") required for or incident to the operation, sale and use of all products and services sold or provided by ATW, free and clear of any right, lien, encumbrance or claim of others, including without limitation present or former employees of ATW or their former employers; provided, however, that the possibility exists that other persons, completely independent of ATW or its employees or agents, could have developed trade secrets, customer information or items of technical information similar or identical to that of ATW. ATW is not aware of any such development by other persons of similar or identical trade secrets or technical information. ATW has taken reasonable security measures to protect the secrecy and confidentiality of such of its Proprietary Rights, the value of which depends upon such secrecy and confidentiality.

      4.16 Toxic Wastes; Employee Safety etc. To the best of its knowledge, ATW makes adequate provision for the control, removal, disposal and storage of all toxic wastes, if any, generated by its business operations. ATW is not presently in violation of any federal or state law, regulation, ordinance, or the like governing protection of the environment and human health and safety regarding toxic wastes. ATW is not presently in violation of any provision of OSHA or any regulation promulgated thereunder. No action, proceeding, claim, suit or the like is pending or has been threatened against by any government agency or any person with respect to toxic wastes, occupational health and safety or environmental damage, nor is ATW aware of any potential claims concerning any such matters.

      4.17 Insurance. The ATW Schedule contains a full and complete list of all policies of insurance to which ATW is a party or is a beneficiary or named insured, and ATW has in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein. All the insurable properties of ATW are insured in amounts and coverages and against risks and losses which are adequate and usual for similar properties and businesses.

      4.18 Bank Accounts. The ATW Schedule contains a full and complete list of all the bank accounts of ATW together with the names of the persons authorized to draw thereon. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

      4.19 No Conflict. The execution and delivery of this Agreement by ATW and the performance of its obligations hereunder: (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of its Articles of Incorporation or Bylaws, or any note, debt instrument, security agreement, lease, deed of trust or mortgage, or any other contract, agreement or commitment binding upon ATW or any of its assets or properties;
(ii) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of its assets or properties; and (iii) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over ATW or any of its assets or properties. The ATW Schedule contains a full and complete list of all necessary consents, waivers and approvals of third parties required to be obtained by ATW in connection with the execution and delivery of this Agreement by ATW and the performance of its obligations hereunder.

      4.20 No Default. ATW has in all respects performed, or is now performing, the obligations of, and is not in material default (and would not by the lapse of time and/or the giving of notice be in material default) in respect of, any note, debt instrument, "security agreement, option to purchase, lease, deed of trust or mortgage, or any other material contract, agreement or commitment binding upon it or its assets or properties. Each of the material contracts, agreements or other instruments described on the ATW Schedule is a legal, binding, and enforceable obligation by or against it. To the best knowledge of ATW, no party with whom it has an agreement or contract, which is of material importance to the condition (financial or otherwise), business, net worth, assets, properties, or operations of ATW taken as a whole, is in default thereunder or has breached any terms of provisions thereof in a material way.

      4.21 Certain Advances. There are no receivables of ATW owing by directors, officers, employees, consultants or its shareholders, or owing by any affiliate of any director or officer of ATW, other than advances in the ordinary and usual course of business to officers and employees for reimbursable business expenses.

      4.22 Related Parties. No officer or director of ATW, or any affiliate of any such person, has, either directly or indirectly: (i) an interest in any corporation, partnership, firm or other person or entity which furnishes or sells products or services which are similar to those furnished or sold by ATW; or (ii) a beneficial interest in any contract or agreement to which ATW is a party or by which ATW may be bound. For purposes of this Section 4.22; there shall be disregarded any interest which arises solely from the ownership of less than a one (1) percent equity interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market.

      4.23 Copies of Certain Documents. The ATW Schedule contains true and complete copies of: (i) its currently effective Articles of Incorporation, certified by the Secretary of State of Georgia; (ii) its currently effective Bylaws, certified by the Secretary of ATW; and (iii) all federal and other tax returns filed by ATW since its inception [or for a shorter period agreed to by the parties such as 5 years].

      4.24 Underlying Documents. All underlying documents listed or described in the ATW Schedule have heretofore been furnished to ColorSmart. All such documents furnished to ColorSmart are true and correct copies, and there are no amendments or modifications thereto, except as expressly noted in the ATW Schedule. The minute books of ATW contain full, complete and accurate records of all meetings and other corporate actions taken by the directors and shareholders of ATW, and ColorSmart has heretofore been furnished true and correct copies of all documents and records contained in said minute books.

      4.25 Disclosure. Neither this Agreement, the ATW Schedule, nor any other written statement or certificate furnished by ATW or the Shareholders to ColorSmart in connection with the transactions contemplated hereby, when taken together, contain any untrue statement of a material fact or omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

      4.26 Effect of Agreement. The execution, delivery and performance by the

Shareholder and by ATW of this Agreement, and the consummation of the transactions herein contemplated, will not conflict with, or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority or any provision of the Articles of Incorporation or Bylaws of either, or any agreement or instrument to which the Shareholder or ATW is a party or by which they are bound or to which they are subject. No consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of the Shareholder or ATW to permit the consummation of the transactions contemplated by this Agreement, which consents will not have been received before the Closing Date.

      4.27 Indemnification of ColorSmart. ATW and the Shareholder, agree, jointly and severally, to indemnify, defend and hold ColorSmart, its officers, directors, employees and attorneys (all such persons and entities being collectively referred to as the "ColorSmart Group"), harmless from and against any and all losses, damages, costs and expenses, including attorneys' fees (any such loss, damage, cost or expense herein called a "Loss"), which they or any member of the ColorSmart Group may at any time sustain or incur by reason of:
(i) any inaccuracy or breach of any of the representations, warranties or covenants of ATW or the Shareholder contained herein or in any certificate delivered pursuant hereto, or (ii) any claim or claims whether or not presently known to the ColorSmart Group, which arise in connection with the operation of the business of ATW, where the event which gives rise to such claim occurred prior to the date of this Agreement, or (iii) any claim or claims arising out of the failure of ATW or the Shareholder to discharge any of their obligations pursuant to this Agreement. In any action in respect of which indemnity may be sought hereunder by a party hereto shall be brought against such party, the other party shall be entitled to participate in the defense thereof at its own expense and to settle any such action on such terms as it shall see fit so long as the party entitled to indemnification hereunder shall be released from any liability by reason of such settlement. In such event, the party required to provide indemnification shall receive full cooperation and access to all relevant and nonprivileged records. The indemnification provisions of this Section shall not be deemed exclusive and shall not prejudice any other rights or remedies, at law or in equity, of any party under this Agreement with respect to any matter relating to the terms, provisions, covenants or conditions of this Agreement or any transaction contemplated hereby.

                                   ARTICLE V.

                  REPRESENTATIONS AND WARRANTIES OF COLORSMART

ColorSmart represents and warrants to ATW and the Shareholder that:

      5.01 Organization. ColorSmart is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full corporate power and authority to carry on its business as now being conducted.

      5.02 Validity of Agreement. ColorSmart has full corporate power and authority to execute and deliver this Agreement. This Agreement constitutes the valid and binding obligation of ColorSmart, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors' rights generally and by principles of equity. The execution and delivery of this Agreement by ColorSmart, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action, and such execution and delivery do not require the consent, approval or authorization of any person, public authority or other entity.

      5.03 Effect of Agreement. The execution, delivery and performance by ColorSmart of this Agreement, and the consummation of the transactions herein contemplated, will not conflict with, or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority or any provision of the Articles of Incorporation or Bylaws of ColorSmart, or any agreement or instrument to which ColorSmart is a party or by which it is bound or to which it is subject No consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of ColorSmart to permit the consummation of the transactions contemplated by this Agreement, which consent will not have been received before the Closing Date.

      5.04 Indemnification of ATW and the Shareholder. ColorSmart agrees to indemnify, defend and hold ATW, the Shareholder, their respective officers, directors, employees and attorneys (all such persons and entities being collectively referred to as the "ATW Group"), harmless from and against any and all losses, damages, costs and expenses, including attorneys' fees (any such loss, damage, cost or expense herein called a "Loss"), which they or any member of the ATW Group may at any time sustain or incur by reason of: (i) any claim or claims whether or not presently known to the ColorSmart Group, which arise in connection with the operation of the business of ColorSmart, where the event which gives rise to such claim occurred prior to the date of this Agreement, or
(ii) any claim or claims arising out of the failure of ColorSmart to discharge any of its obligations pursuant to this Agreement In any action in respect of which indemnity may be sought hereunder by a party hereto shall be brought against such party, the other party shall be entitled to participate in the defense thereof at its own expense and to settle any such action on such terms as it shall see fit so long as the party entitled to indemnification hereunder shall be released from any liability by reason of such settlement. In such event, the party required to provide indemnification shall receive full cooperation and access to all relevant and nonprivileged records. The indemnification provisions of this Section shall not be deemed exclusive and shall not prejudice any other rights or remedies, at law or in equity, of any party under this Agreement with respect to any matter relating to the terms, provisions, covenants or conditions of this Agreement or any transaction contemplated hereby.

                                   ARTICLE VI.

                     ACCESS TO INFORMATION: CONFIDENTIALITY

      6.01 Access.

      (a) Prior to the Closing Date, ATW shall afford representatives of ColorSmart reasonable access to the officers and personnel of ATW and to such of its financial, contractual and other records as shall be reasonably necessary for ColorSmart's investigation of ATW and its business and operations.

      (b) Prior to the Closing Date, ColorSmart shall afford representatives of ATW reasonable access to the officers and personnel of ColorSmart and to such of their financial, contractual and other records as shall be reasonably necessary for ATW's investigation of ColorSmart and its business and operations.

      (c) ColorSmart shall make available to the Shareholder the opportunity to ask questions of and receive answers from appropriate officers or representatives of ColorSmart concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information which ColorSmart possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished to the Shareholder hereunder.

      6.02 Confidentiality.

      (a) No information concerning ATW not previously disclosed to the public or in the public domain which is contained herein or in the ATW Schedule, or which shall have been furnished to or obtained by ColorSmart as provided in
Section 6.0 1(a), shall be disclosed to any person other than ColorSmart's employees, legal counsel, financial advisers, or accountants in confidence, or used for any purpose other than as contemplated herein. In the event that the purchase and sale of the ATW Stock shall not be consummated, ColorSmart shall return to ATW all such information in its possession which is in written form.

      (b) No information concerning ColorSmart not previously disclosed to the public or in the public domain which is contained herein or which shall have been furnished to or obtained by ATW or any Shareholder as provided in Section 6.01(b) or 6.0 1(c), shall be disclosed by them to any person other than their respective employees, legal counsel, financial advisors, or accountants in confidence, or used for any purpose other than as contemplated herein. In the event that the purchase and sale of the ATW Stock shall not be consummated, each such person shall return to ColorSmart all such information in their possession which is in written form.

                                  ARTICLE VII.

                      COVENANTS OF ATW AND THE SHAREHOLDER

      ATW and the Shareholder hereby jointly and severally covenant:

      7.01 Conduct of Business. From and after the execution and delivery of this Agreement and until the Closing Date or the termination of this Agreement, whichever shall first occur: (i) ATW shall not engage in any activities or transactions which shall be outside the ordinary course of its business without the prior written consent of ColorSmart, which consent shall not be unreasonably withheld; (ii) such persons will use their best efforts to preserve the existing licenses, franchises, rights and privileges pertinent to the business and operations of ATW; and (iii) such persons will use their best efforts to preserve intact the business organization of ATW and to preserve its goodwill and relationships with its suppliers, customers, employees and others with whom it deals.

      7.02 Notice of Certain Adverse Changes, Defaults or Claims. ATW shall give prompt notice to ColorSmart of any material adverse change to the properties or business of ATW, or any notice of default received by it, subsequent to the date of this Agreement and prior to the Closing Date, under any instrument or agreement to which ATW is a party or by which any of its property is bound, or of the assertion of any claim which, if upheld, would render inaccurate any representation contained herein.

      7.03 Actions Requiring Consent. Between the date hereof and the Closing Date or, the termination of this Agreement, whichever shall first occur, ATW shall not, without the prior written consent of ColorSmart, which consent shall not unreasonably be withheld, take any action of the type described in clauses
(c) Through (n) of Section 4.06.

      7.04 Implementation of Representations and Warranties. Such persons shall use all reasonable efforts to render accurate as of the Closing Date their representations and warranties contained in this Agreement, and shall refrain from taking any action which would render inaccurate as of the Closing Date any of such representations or warranties.

      7.05 Communications. Between the date hereof and the Closing Date, such persons shall furnish no communication to the public with respect to the transactions contemplated by this Agreement without the prior approval of ColorSmart as to the content thereof, which approval shall not unreasonably be withheld by ColorSmart.

      7.06 Other Negotiations. Between the date hereof and the Closing Date or the termination of this Agreement, whichever shall first occur, such persons will disclose to ColorSmart all bona fide inquiries from other persons, firms or corporations concerning the possible acquisition of ATW (by consolidation, merger, sale or exchange of assets, sale of stock or otherwise) or equity securities of ATW; and neither ATW nor the Shareholder will solicit an acquisition of ATW by another person, firm or corporation, whether by consolidation, merger or purchase or sale of business or assets or by the sale or exchange of stock, nor will ATW solicit the sale of any of its capital stock or other equity securities to any other person, firm or corporation. Nothing contained in this Section shall be construed as limiting the rights of the Board of Directors of ATW to discharge their fiduciary responsibilities in response to unsolicited offers from third parties.

      7.07 Cooperation. The Shareholder shall cooperate, and will use its best efforts to have the other present officers, directors and employees of ATW cooperate, with ColorSmart, at its request, on and after the Closing Date and without further consideration, in endeavoring to effect the collection of accounts or notes receivable owing to ATW at the Closing Date, and, at ColorSmart's expense, in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes relating to adjustment of federal income or any other taxes of ATW for all periods prior to the Closing Date and in connection with any other actions, proceedings, arrangements or disputes whatsoever involving ATW and based upon contracts, arrangements or acts which were in effect or occurred on or prior to the Closing Date.

      7.08 Facilitation of the ColorSmart Public Offering. ATW and the Shareholder shall use their best efforts to cooperate, and will use their best efforts to have the other present officers, directors, agents, employees, attorneys, and accountants of ATW to cooperate with ColorSmart in the process of ColorSmart's initial public offering of its common stock, being undertaken by ColorSmart pursuant to the Securities Act of 1933, as amended ("Public Offering"). Such cooperation shall include, but not be limited to: (i) providing for, at ColorSmart's expense, a certified audit of ATW's financial statements and statements of operation for the two year period ended December 31, 1997 and for the preparation and review of any interim financial statements and statements of operations of ATW as required by Regulation S-B promulgated under the Securities Act, if such certified audit shall be required in the Public Offering; and (ii) providing such additional information or documents which may be reasonably necessary for ColorSmart to conduct its Public Offering and to permit the effectiveness of the registration statement to be filed by ColorSmart with the United States Securities and Exchange Commission ("SEC").

                                  ARTICLE VIII.

                             COVENANTS OF COLORSMART

ColorSmart hereby covenants:

      8.01 Implementation of Representations and Warranties. ColorSmart shall use all reasonable efforts to render accurate as of the Closing Date its representations and warranties contained in this Agreement, and shall refrain from taking any action which would render inaccurate as of the Closing Date any of such representations or warranties.

      8.02 Communications. Between the date hereof and the Closing Date (except to the extent required by state or federal securities laws), ColorSmart shall furnish no communication to the public with respect to the transactions contemplated by this Agreement without the prior approval of ATW as to the content thereof, which approval shall not unreasonably be withheld by ATW.

      8.03 Registration of ColorSmart Common. ColorSmart will use its best efforts to file and maintain an effective registration statement with the SEC and applicable state securities commissions covering the registration on Form SB-2 and sale of its common stock in order to conduct the Public Offering as soon as practicable after the execution of this Agreement.

      8.04 Additional SEC Documents. ColorSmart shall furnish to ATW and the Shareholder copies of all documents, if any, (other than preliminary material and documents which describe this Agreement and the transactions contemplated hereby) that ColorSmart files-with the SEC from the date hereof through the Closing Date.

                                   ARTICLE IX.

                             SECURITIES LAW MATTERS

      9.01 Securities Act Exemptions. The ATW Stock to be transferred by the Shareholder to ColorSmart pursuant to this Agreement shall not be registered under the Securities Act, in reliance upon exemptions from such registration contained in Section (4)(1) and/or Section 4(2) of the Securities Act.

      9.02 Stock Restrictions. The certificates representing the shares of ATW Stock transferred pursuant to this Agreement shall bear a restrictive legend in substantially the following form (and appropriate stock transfer orders shall be placed against the transfer thereof):

            "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE 'ACT'). THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT UNDER THE CIRCUMSTANCES SPECIFIED BY A SHAREHOLDER'S AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF THE CORPORATION."

      9.03 Representations of ColorSmart. ColorSmart represents and warrants to the Shareholder that it is acquiring the ATW Stock for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, and without any present intention of selling the same; provided, however, that any disposition thereof will at all times be within its control.

      9.05 Legend Restrictions. It is understood that the certificates representing the ATW Stock purchased hereunder shall be endorsed with a legend restricting transfer as necessary to conform to the requirements of the Securities Act.

                                   ARTICLE X.

                  CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDER

      The obligations of the Shareholder under this Agreement are, at the option of the Shareholder, subject to the satisfaction at or prior to the Closing of the following conditions:

      10.01 Accuracy of Representations and Warranties. All of the representations and warranties made-by ColorSmart in this Agreement shall be true in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, except for changes contemplated by this Agreement, and ColorSmart shall have delivered to ATW and the Shareholder a certificate to such effect dated the Closing Date and signed by its President and Chief Executive Officer.

      10.02 Fulfillment of Covenants. All of the terms, covenants and conditions of this Agreement to be complied with and performed by ColorSmart at or before the Closing Date shall have been duly complied with and performed, and ColorSmart shall have delivered to ATW and the Shareholder a certificate to such effect dated the Closing Date and signed by its President and Chief Executive Officer.

      10.03 Approval of Sale. All authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained.

      10.04 No Litigation. There shall be no litigation pending which has been brought for the purpose of enjoining any transaction contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon ATW the Shareholder because of such transaction.

                                   ARTICLE XI.

                     CONDITIONS TO OBLIGATIONS OF COLORSMART

      The obligations of ColorSmart under this Agreement are, at the option of ColorSmart, subject to the satisfaction at or prior to the Closing of the following conditions:

      11.01 Accuracy of Representations and Warranties. All of the representations and warranties made by ATW and the Shareholder in this Agreement shall be true in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, except for changes contemplated by this Agreement, and ATW shall have delivered to ColorSmart a certificate to such effect dated the Closing Date and signed by its President and Chief Executive Officer.

      11.02 Fulfillment of Covenants. All of the terms, covenants and conditions of this Agreement to be complied with and performed by ATW or the Shareholder at or before the Closing Date shall have been duly complied with and performed, and ATW shall each have delivered to ColorSmart a certificate to such effect dated the Closing Date and signed by its President and Chief Executive Officer.

      11.03 Approval of Sale. All authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained.

      11.04 Consents Obtained. ATW and the Shareholder shall have delivered to ColorSmart the written consent or approval of each person or organization whose consent or approval shall be required in order to permit them to consummate the transactions contemplated hereby or in order to avoid any breach or termination of any agreement to which they are a party.

      11.05 No Litigation. There shall be no litigation pending which has been brought for the purpose of enjoining any transaction contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon ColorSmart, or any of its officers or directors because of such transaction.

      11.06 Accountant's Review. ColorSmart shall have received from ATW's accountant, a letter to the effect that on the basis of their "acquisition review" of ATW, not constituting a full audit, nothing has come to their attention which has caused them to believe that the accounts or balances to which they applied their procedures should be adjusted.

      11.07 Accounting Treatment. ColorSmart shall have received from its accountant, a written analysis stating that the business combination resulting from the consummation of the transactions contemplated by this Agreement may be accounted for on a pooling of interests basis in accordance with generally accepted accounting principles and in accordance with all rules, regulations and policies of the SEC.

      11.08 ColorSmart Review. There shall not have come to the attention of ColorSmart, as a result of any investigation performed pursuant to Section 6.01 hereof, any information, not previously disclosed to ColorSmart, which is likely to materially and adversely affect the business, property or operations of ATW following the Closing Date.

      11.09 Resignation of Directors. All persons serving as directors of ATW shall have tendered their resignations to be effective as of the Closing Date.

      11.10 Sale of ATW Stock. Not less than one hundred percent (100%) of the shares of ATW Stock outstanding as of the Closing Date shall have been tendered by the Shareholder for purchase by ColorSmart hereunder.

                                  ARTICLE XII.

              SURVIVAL OF REPRESENTATIONS WARRANTIES AND COVENANTS

      The representations, warranties and covenants of the parties contained in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Closing hereunder.

                                  ARTICLE XIII.

                               PAYMENT OF EXPENSES

      13.01 Expenses. Except as provided herein, the parties shall each pay their own legal and accounting fees and other out-of-pocket expenses incurred incident to the preparation and carrying out of this Agreement and the transactions herein contemplated, whether or not such transactions are consummated; provided however, in the event that the Shareholder, or ATW, or either of them, shall fail to consummate the transactions contemplated by this Agreement, for reasons other than a material breach by ColorSmart of the terms of this Agreement, ATW shall pay to ColorSmart as a "break-up" fee all actual accounting and legal expenses incurred by ColorSmart up to a maximum of $15,000. In the event that such transactions are consummated, the reasonable legal and accounting fees and ether expenses of ATW shall be borne by ColorSmart following the Closing. All other expenses shall be deemed to be expenses of the Shareholder, and the

Shareholder, jointly and severally, shall assume and be responsible for the payment thereof.

      13.02 Brokers. Each of the parties represents that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any such transaction. Each party agrees to indemnify and hold the other parties harmless against any loss, liability, damage, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

                                  ARTICLE XIV.

                               GENERAL PROVISIONS

      14.01 Notices. Any notice, request, instruction or other document to be given hereunder by a party to any other party shall be in writing and effective when delivered personally or sent by certified mail with return receipt requested, postage prepaid, as follows:

                             To ColorSmart:
                             Attn: President
                             537 Myatt Drive
                             Madison, Tennessee 37115

                             With a Copy to: Gregory Bartko, Esq.
                             3475 Lenox Road, Suite 400
                             Atlanta, Georgia 30326

                             To ATW
                             Attn: President
                             P.O. Box 400
                             Tyrone, Georgia 30290

                             With a Copy to: Steve Kaiser, Esq.
                             Webb, Stuckey & Lindsey
                             400 Westpark Court, Suite 220
                             Peachtree City, Georgia 30269

                             To Shareholder: Christopher J. England
                             3067 Main Street
                             East Point, Georgia 30344

or to such other addresses or other persons as may be designated in writing by any of the parties, by notice given as aforesaid.

      14.02 Headings. The headings of the several sections of this Agreement are inserted for the convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

      14.03 Counterparts. This Agreement may be executed in one or more counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

      14.04 Assignment None of the parties may assign or transfer any rights or obligations under this Agreement.

      14.05 Waiver. Any party hereto may, by written notice to the others: (i) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the others; (ii) waive any inaccuracies in the representations of the others contained in this Agreement or in any documents delivered pursuant to this Agreement; (iii) waive compliance with any of the covenants of the others contained in this Agreement; or (iv) waive or modify performance of any of the obligations of the others. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

      14.06 Entire Agreement. This Agreement, including the schedules and exhibits hereto, constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the party sought to be bound.

      14.07 Good Faith. Each of the parties hereto agree that it or they shall act in good faith in an attempt to cause all the conditions precedent to their respective obligations hereunder to be satisfied.

      14.08 Applicable Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia.

      14.09 Severability. Should any provision of this Agreement be determined to be invalid, it shall be severed from this Agreement and the remaining provisions of the Agreement shall remain in full force and effect.

      Witness the due excecution of this Agreement by the parties hereto as of the date first set forth above.

                                       COLORSMART, INC.


                                       By /s/ Roger D. Finchum, Sr.
                                          -------------------------
                                       Title: Chairman/CEO


                                       ADVERTISING THAT WORKS, INC.


                                       By: /s/ Chris England
                                          -------------------------
                                       Title: President/CEO


                                       SHAREHOLDER:


                                       /s/ Chris England
                                       ----------------------------
                                               (Signature)


                                       ----------------------------
                                         (Typed or printed name and
                                         title, if applicable)